EXHIBIT 4.4

                           REDEMPTION RIGHTS AGREEMENT

     Redemption Rights Agreement, dated July 13, 1995, among GGP Limited Partnership, a Delaware limited partnership (the "Partnership"), General Growth Properties, Inc., a Delaware corporation (the "General Partner"), and the persons whose names are set forth under the caption "Contributing Partners" on the signature pages hereto (collectively, "Contributing Partners").

                                    RECITALS

     WHEREAS, concurrently herewith, Contributing Partners are being admitted as limited partners of the Partnership, the general partner of which is the General Partner;

     WHEREAS, shares of the common stock, $.10 par value per share, of the General Partner (the "Common Stock") are listed on the New York Stock Exchange; and

     WHEREAS, the parties desire to set forth herein the terms and conditions upon which the Contributing Partners can cause the Partnership to redeem their limited partnership units in the Partnership.

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Acts" shall mean the Securities Act and the Exchange Act, collectively.

     "Bucksbaum Limited Partners" shall have the meaning set forth in the Partnership Agreement.

     "Business Day" shall mean any day upon which commercial banks are open for business in Chicago, Illinois.

     "Cash Purchase Price" shall mean, with respect to any redeemed or purchased Units, an amount of cash equal to the value of the Share Purchase Price (computed as of the Computation Date and equal to the Current Per Share Market Price on such Computation Date multiplied by the number of Shares) that would be payable with respect to such Units assuming the Share Purchase Price were paid in full satisfaction of the Purchase Price of such Units.

     "Closing Price" shall have the meaning set forth in the Partnership Agreement.

     "Common Stock" shall have the meaning set forth in the recitals.

     "Computation Date" shall mean the date on which the applicable Exercise Notice is received by the Partnership or, if such date is not a Business Day, the first Business Day thereafter.

     "Conversion Factor" shall mean 100%, provided that such factor shall be adjusted in accordance with Section 6(a).

     "Certificate of Incorporation" shall mean the Certificate of Incorporation of the General Partner, as the same may be amended from time to time.

     "Contribution Agreement" shall mean that certain Contribution Agreement dated June 7, 1995, among the Partnership and Contributing Partners, pursuant to which this Agreement is being executed.

     "Current Per Share Market Price" shall have the meaning set forth in the Partnership Agreement.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor statute.

     "Exchange Act Reporting Company" shall mean any corporation or other entity which is subject to the reporting requirements of the Exchange Act.

     "Expiration Date" shall mean the earlier of (a) the 30th anniversary of the date hereof and (b) the date upon which all Units have been redeemed or purchased in accordance with the terms hereof. Notwithstanding the foregoing, Contributing Partners shall continue to have the right to have their Units redeemed or purchased and the General Partner shall have the obligation to register Shares (if the Contributing Partners then hold Units and the General Partner then is an Exchange Act Reporting Company) in accordance with this Agreement during any period of time that any other present or future holder of limited partnership units in the Partnership has any right to convert its units into Shares or require the Partnership to redeem them in exchange for cash or Shares and the Partnership shall give Contributing Partners no less than 30 days' written notice of the expiration or termination of the rights of such other present or future holders.

     "Liens" shall have the meaning set forth in the Contribution Agreement.

     "Major Transaction Event" shall mean, with respect to the General Partner,
(a) a reclassification, capital reorganization or other similar change regarding or affecting outstanding Shares (other than a change addressed in Section 6(a));
(b) a merger or consolidation of the General Partner with one or more other corporations or entities, other than a merger pursuant to which the General Partner is the surviving corporation and the outstanding Shares are not affected, (c) a sale, lease or exchange of all or substantially all of the General Partner's assets.

     "Notice" shall have the meaning set forth in Section 3.1.

     "Partnership Agreement" shall mean that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated July 27, 1993, as amended by that certain First Amendment thereto dated the date hereof and as the same may be further amended from time to time.

     "Person" shall mean any natural person, corporation, partnership, limited liability company, trust or other entity.

     "Purchase Price" shall mean the Cash Purchase Price or the Share Purchase Price, or a combination thereof.

     "Redemption Rights" shall have the meaning set forth in Section 2.

     "REIT Requirements" shall have the meaning set forth in the Partnership Agreement.

     "Registration Expenses" shall mean all expenses incident to the General Partner's performance of or compliance with the registration requirements set forth in this Agreement, including without limitation (a) the fees, disbursements and expenses of the General Partner's counsel and accountants in connection with the registration of Shares issuable upon the exercise of the Redemption Rights; (b) all expenses in connection with the preparation, printing and filing of the registration statement or statements, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto; (c) the cost of printing or producing any blue sky or legal investment memoranda or other documents in connection with the offering, sale or delivery of such Shares; (d) all expenses in connection with the qualification of such Shares under state securities laws; and (e) the fees and expenses incurred in connection with the listing of such Shares on each securities exchange on which securities of the same class are then listed. Notwithstanding the foregoing, Registration Expenses shall not include any costs incurred by the Partnership or the General Partner in preparing any document that is incorporated by reference in a registration statement or any professional fee or other expenses that would have been incurred apart from the obligation of the General Partner hereunder to file a Registration Statement.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor statute.

     "Share Purchase Price" shall mean, with respect to the exercise of any Redemption Rights, a number of Shares equal to the product of (a) the number of Units being redeemed or purchased multiplied by (b) the Conversion Factor.

     "Shares" shall mean shares of the Common Stock.

     "Units" shall mean the limited partnership units in the Partnership issued to Contributing Partners pursuant to the Contribution Agreement.

     2. Grant of Redemption Rights.

     (a) Upon the terms and subject to the conditions contained herein, the Partnership does hereby grant to each Contributing Partner, and each Contributing Partner does hereby accept, the right, but without obligation to such Contributing Partner, to require the Partnership to redeem from time to time part or all of its Units for the Cash Purchase Price ("Redemption Rights").

     (b) Notwithstanding the provisions of Section 2(a), the General Partner may, in its sole and absolute discretion, assume the obligation of the Partnership with respect to and satisfy a Contributing Partner's exercise of a Redemption Right by paying to the exercising Contributing Partner, at the General Partner's election (which may be exercised in the General Partner's sole discretion), either the Cash Purchase Price or the Share

Purchase Price. If the General Partner assumes such obligations with respect to an exercise of a Redemption Right and makes the required payment, then the Partnership shall have no obligation to pay any amount to the Contributing Partner with respect to such Contributing Partner's exercise of a Redemption Right, and any Units purchased shall be owned by the General Partner for all purposes.

     (c) If the General Partner shall assume the obligations of the Partnership with respect to and satisfy a Redemption Right, the Partnership, the exercising Contributing Partner and the General Partner each shall treat the transaction between the General Partner and such Contributing Partner as a sale of such Contributing Partner's Units (or a portion thereof) to the General Partner for federal income tax purposes.

     (d) Upon the redemption or purchase of part or all of a Contributing Partner's Units and the payment of the Purchase Price with respect thereto, such Person shall be deemed withdrawn as a Partner in the Partnership to the extent of the Units redeemed or purchased and shall have no further rights or obligations under this Agreement with respect to such redeemed or purchased Units.

     (e) No fractional Shares shall be issued hereunder; in lieu of fractional Shares, the General Partner shall pay cash based on the Current Per Share Market Price on the relevant Computation Date.

     3. Exercise of Redemption Rights.

     3.1 Time for Exercise of Redemption Rights. A Contributing Partner may exercise its Redemption Rights in whole or in part and at any time and from time to time on or after the first anniversary of the date hereof but prior to the Expiration Date; provided, however, that the Redemption Rights may not be exercised at any one time with respect to less than 1,000 Units (or all the Units then owned by the exercising Contributing Partner if such Contributing Partner owns less than 1,000 Units). Once given, a Notice shall be irrevocable subject to the payment of the Purchase Price for the Units specified therein in accordance with the terms hereof.

     3.2 Method of Exercise. The Redemption Rights shall be exercised by written notice (the "Notice") to the Partnership (a) specifying the identity of the exercising Contributing Partner, the number of Units to be redeemed, the name or names

(with address) in which any Shares issuable upon such exercise shall be registered if different than the exercising Contributing Partner and that the representations and warranties set forth on Schedule A are true and correct and
(b) accompanied by an instrument, duly executed by the exercising Contributing Partner and in form reasonably satisfactory to the Partnership, transferring such Units to the Partnership free and clear of all Liens.

     3.3 Closing. The closing of the redemption or purchase and sale pursuant to an exercise of the Redemption Rights shall occur within 30 days following the receipt of the Notice and the instrument of transfer referred to in Section 3.2.

     3.4 Payment of Cash or Issuance of Shares. At the closing of the redemption or purchase and sale of Units pursuant to the exercise of Redemption Rights, the Partnership shall deliver to the exercising Contributing Partner the Cash Purchase Price by check or, in the event that the General Partner has assumed the obligations of the Partnership with respect to such exercise of Redemption Rights, the General Partner shall deliver to the Partnership, at the election of the General Partner (which may be exercised in the General Partner's sole discretion), either (a) the Cash Purchase Price or (b) a certificate representing the Shares constituting the Share Purchase Price, together with cash in lieu of the issuance of any fraction of a Share as provided in Section 2(e).

     4. Matters Relating to Shares.

     4.1 Registration.

     (a) The General Partner shall (i) prepare, file and use reasonable best efforts to cause to become effective on or before the first anniversary of the date hereof a registration statement, which may be on Form S-3, under the Securities Act relating to the Shares to be issued upon exercise of the Redemption Rights assuming full satisfaction of the Redemption Rights by delivery of Shares (and, in the sole discretion of the General Partner, any other Shares) and (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act. The General Partner may, but shall not be obligated to, include any such Shares under its current registration statement on Form S-3.

     (b) The General Partner shall pay all Registration Expenses incurred prior to the sixth anniversary of the date hereof with respect to filing and keeping effective the registration statement through such date, and the Contributing Partners who are then Unitholders, severally in proportion to the number of Units owned by them in relation to the total number of shares covered by the registration statement, shall reimburse the General Partner for Registration Expenses which are incurred after the sixth anniversary of the date hereof in respect of maintaining effective such registration statement; provided, however, that such Contributing Partners shall not be required to reimburse any costs (i) of preparing any documents filed with the SEC that are incorporated by reference in the Registration Statement or (ii) that become necessary because the General Partner is unable to use Form S-3 (or any equivalent short form that relies on incorporation by reference) for the reason that the General Partner has failed to comply on a timely basis with any requirement of the Acts or Form S-3.

     (c) If under the Acts or then current SEC policy, the registration of Shares delivered pursuant hereto will not permit the public resale thereof without further registration of such Shares for resale by the Contributing Partners, the General Partner may deregister the Shares previously registered for issuance to Contributing Partners pursuant to Section 4.1(a) and shall register such Shares for resale, which may be accomplished by means of a shelf registration, and Contributing Partners and the General Partner will enter into customary agreements with respect thereto which contain provisions similar to those contained in Section 4.1(a) and (b) (except that after the sixth anniversary of the date hereof, the Contributing Partners whose Shares are being registered for resale shall pay, severally in proportion to the number of their Shares registered in relation to the total number of shares covered by the registration statement, the Registration Expenses) and other customary provisions, including customary indemnification agreements.

     (d) Notwithstanding anything to the contrary contained herein, the General Partner shall have no obligation to keep such registration statement effective after the Expiration Date or if the status of the General Partner (or its successor) as an Exchange Act Reporting Company is terminated.

     (e) If the General Partner does not use reasonable best efforts, or despite using its reasonable best efforts is unable, to cause such registration statement to become effective on or before the second anniversary of the date hereof or the General

Partner thereafter does not maintain such registration statement in accordance with the terms hereof (unless the Contributing Partners have defaulted hereunder), the General Partner shall have no right to deliver the Share Purchase Price upon exercise of Redemption Rights during the time when such registration statement is not so effective and in that event the Partnership or the General Partner must deliver the Cash Purchase Price for Units as to which Redemption Rights have been exercised.

     4.2 Reservation of Shares. At all times while the Redemption Rights are outstanding, the General Partner shall reserve for issuance such number of Shares as may be necessary to enable the General Partner to issue Shares in full satisfaction of all Redemption Rights which are from time to time outstanding (assuming no limitations as to the ownership of such Shares under the Certificate of Incorporation which relate to compliance with the REIT Requirements and that the General Partner elected to pay the Share Purchase Price with respect to all such Redemption Rights).

     4.3 Fully Paid and Non-Assessable. All Shares which may be issued upon exercise of the Redemption Rights upon issue shall be duly and validly issued and fully paid and non-assessable.

     5. Transfer and Other Taxes. In the event that any state or local property transfer or other tax is payable as the result of or in connection with any exercise of the Redemption Rights by an exercising Contributing Partner, the Partnership shall pay such transfer tax, but the exercising Contributing Partner shall pay such tax to the extent that such tax results from registration of Shares in the name of a person other than the registered owner of the Units and no Shares shall be issued pursuant hereto until such exercising Contributing Partner has paid to the General Partner the amount of such tax or has provided evidence, in form reasonably satisfactory to the General Partner, as to the payment thereof.

     6. Anti-Dilution and Adjustment Provisions.

     (a) If the General Partner or the Partnership increases or decreases the number of its issued and outstanding Shares or limited partnership units, as the case may be, by means of (i) the payment of a stock dividend or the making of any other distribution on the Shares (or limited partnership units) payable in its Common Stock (or limited partnership units), (ii) a subdivision of Shares or limited partnership units or (iii) a consolidation or combination of Shares or limited partnership units, the Conversion Factor shall be adjusted so as to result in the Redemption Rights not being diluted or expanded thereby.

     (b) If at any time the General Partner grants to its stockholders any right to subscribe pro rata for additional securities of the General Partner, whether Common Stock or other classifications, or for any other securities or interests that Contributing Partners would have been entitled to subscribe for if, immediately prior to such grant, Contributing Partners had exercised their Redemption Rights and received the Share Purchase Price in payment thereof, in lieu of any readjustment under any other subsection of this Section 6, then the General Partner also shall grant to Contributing Partners the same subscription rights that Contributing Partners would be entitled to if Contributing Partners had exercised their Redemption Rights in full and received the Share Purchase Price in satisfaction thereof prior to such grant.

     (c) Upon the occurrence of a Major Transaction Event where all or a portion of the consideration received by stockholders of the General Partner in connection with such Major Transaction Event is in the form of securities in a successor entity, the General Partner shall cause effective provision to be made so that, upon exercise of the Redemption Rights and payment of the Purchase Price by means of the Share Purchase Price, Contributing Partners shall have the right thereafter to acquire, in lieu of the Shares which would have been surrendered therefor, the kind and amount of shares of stock and other securities and property and interests as would be issued or payable with respect to or in exchange for the number of Shares constituting the Share Purchase Price as if such Redemption Rights had been exercised and the General Partner had satisfied the Redemption Rights by delivery of the Share Purchase Price immediately before such Major Transaction Event.

     (d) In the event of any Major Transaction Event where no portion of the consideration received by stockholders of the General Partner in connection with such Major Transaction Event is in the form of securities in a successor entity, each Unitholder shall be entitled to exercise the Redemption Rights in full prior to the consummation of such Major Transaction Event, and, with respect to any Shares acquired upon exercise thereof, shall be entitled to all of the rights of the other holders of Shares with respect to any distribution by the General Partner (or the other party to such Major Transaction Event) in connection with such Major Transaction Event. If not exercised within forty-five days after written notice from the General Partner of such Major Transaction Event (which shall be given promptly after such Major Transaction Event is announced to the public) or such shorter period between the date of such notice and the effective date of such Major Transaction Event, the Redemption Rights shall terminate at the expiration of such period, but the Redemption Rights shall be revived if such Major Transaction Event is not consummated.

     (e) The provisions of this Section 6 shall apply to successive events that may occur from time to time but only shall apply to a particular event if it occurs prior to the exercise in full of the Redemption Rights or the liquidation of the Partnership.

     (f) Whenever the Conversion Factor is adjusted as herein provided, the General Partner shall compute the adjusted Conversion Factor in accordance with
Section 6 and shall prepare a certificate signed by the chief financial officer of the General Partner setting forth the adjusted Conversion Factor and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at the offices of the General Partner and mailed to the holders of the Redemption Rights within 30 days of the date of the adjustment.

     (g) Notwithstanding anything above to the contrary, the Contributing Partners will be entitled to adjustments to protect against dilution, and to protect against deferral of receipt of benefits, that are no less favorable than the adjustments and protection against deferral of receipt of benefits which are received by any other holder of limited partnership units in the Partnership.

     7. Miscellaneous Provisions.

     7.1 Notices. All notices or other communications given pursuant to this Agreement shall be sent to the party to whom or to which such notice is being sent, by certified or registered mail, return receipt requested, commercial overnight delivery service or facsimile or delivered by hand with receipt acknowledged in writing. All notices (a) shall be deemed given when received and
(b) may be given either by a party or by such party's attorneys. For purposes of this Section 7.1, the addresses of the parties shall be, in the case of the Partnership and the General Partner, 215 Keo Way, Des Moines, Iowa 50309,
Attention: Martin Bucksbaum, and, in the case of

Contributing Partners, as set forth on the records of the Partnership. The address of any party may be changed by a notice in writing given in accordance with the provisions hereof.

     7.2 Assignment. Contributing Partners may not assign this Agreement or their rights hereunder; provided, however, that the rights of Contributing Partners hereunder (including the Redemption Rights) shall automatically devolve upon any Person to the extent that such Person holds Units, and becomes a substituted partner with respect to such Units, in accordance with the Partnership Agreement and delivers to the Partnership a written instrument, in form reasonably satisfactory to the Partnership, pursuant to which such Person agrees to be bound by the terms hereof. Subject to the provisions of Section 6, the General Partner may assign this Agreement without the consent of Contributing Partners, provided that no such assignment shall relieve the General Partner of its obligation to file and maintain effective a registration statement for the Shares as set forth herein or to make the required payment of the Cash Purchase Price.

     7.3 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns, except as expressly herein otherwise provided.

     7.4 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (without regard to its conflicts of law principles).

     7.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one document.

     7.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings and/or agreements among them with respect thereto.

     7.7 Pronouns; Headings; Etc. As used herein, all pronouns shall include the masculine, feminine and neuter, and all terms shall include the singular and plural thereof wherever the context and facts require such construction. The headings herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Any references in this Agreement to a "Section" or "Schedule" shall refer to a Section or Schedule of this Agreement unless otherwise specified.

     7.8 Survival. The representations, warranties and covenants contained herein or made pursuant hereto shall survive the execution and delivery of this Agreement and the issuance of Shares pursuant hereto.

     7.9 Further Assurances. Each of the parties shall hereafter execute and deliver such other instruments and documents and do such further acts and things as may be required or useful to carry out the purposes of this Agreement.

     7.10 No Right of Set-off. Notwithstanding any claim that the Partnership or the General Partner may have against any Contributing Partner not arising under this Agreement, each of the Partnership and the General Partner shall perform all of its obligations under this Agreement without asserting any right of setoff, counterclaim or similar justification for non-performance of its obligations under this Agreement as the result of any such claim against such Contributing Partner.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

GENERAL PARTNER:

GENERAL GROWTH PROPERTIES, INC.,
a Delaware corporation


By: /s/ Bernard Freibaum
    ---------------------------------
Its: Executive Vice President

CONTRIBUTING PARTNERS:

PIEDMONT MALL ASSOCIATES                PPP ASSOCIATES, L.P.

By: STROUSE, GREENBERG-DANVILLE         By: PIEDMONT MALL ASSOCIATES
    ASSOCIATES, general partner             general partner


By: /s/ Joseph Straus, Jr.              By: STROUSE, GREENBERG-
    ---------------------------------       DANVILLE ASSOCIATES,
    Joseph Straus, Jr.                      general partner
    Co-Managing Partner


By: /s/ Brent M. Milgrom                By: /s/ Joseph Straus, Jr.
    ---------------------------------       ------------------------------------
    Brent M. Milgrom                        Joseph Straus, Jr.
    Co-Managing Partner                     Co-Managing Partner


                                        By: /s/ Brent M. Milgrom
                                            ------------------------------------
                                            Brent M. Milgrom
                                            Co-Managing Partner


By: GDC DANVILLE ASSOCIATES,            By: GDC DANVILLE ASSOCIATES, L.P.,
    L.P., general partner                   general partner

By: GDC DANVILLE GENERAL                By: GDC DANVILLE GENERAL CORP.,
    CORP., general partner                  general partner


By: /s/ Brent Milgrom                   By: /s/ Brent Milgrom
    ---------------------------------       ------------------------------------
    Brent Milgrom,                          Brent Milgrom,
    President                               President

MP ASSOCIATES L.P.                      HP ASSOCIATES, L.P.

By: PIEDMONT MALL ASSOCIATES,           By: PIEDMONT MALL ASSOCIATES,
    general partner                         general partner

By: STROUSE, GREENBERG-                 By: STROUSE, GREENBERG-
    DANVILLE ASSOCIATES,                    DANVILLE ASSOCIATES,
    general partner                         general partner


By: /s/ Joseph Straus, Jr.              By: /s/ Joseph Straus, Jr.
    ---------------------------------       ------------------------------------
    Joseph Straus, Jr.                      Joseph Straus, Jr.
    Co-Managing Partner                     Co-Managing Partner


By: /s/ Brent M. Milgrom                By: /s/ Brent M. Milgrom
    ---------------------------------       ------------------------------------
    Brent M. Milgrom                        Brent M. Milgrom,
    Co-Managing Partner                     Co-Managing Partner


By: GDC DANVILLE ASSOCIATES,            By: GDC DANVILLE ASSOCIATES, L.P.,
    L.P., general partner                   general partner

By: GDC DANVILLE GENERAL                By: GDC DANVILLE GENERAL CORP.,
    CORP., general partner                  general partner


By: /s/ Brent Milgrom                   By: /s/ Brent Milgrom
    ---------------------------------       ------------------------------------
    Brent Milgrom,                          Brent Milgrom,
    President                               President

                                   SCHEDULE A

                         REPRESENTATIONS AND WARRANTIES

Exercising Contributing Partner has good and marketable title to the Units desired to be converted into Shares by it, free and clear of all Liens, it has full power and capacity to transfer such Units, any documents executed in connection with any such transfer are valid and binding and enforceable against it in accordance with their terms and such transfer does not conflict with or result in the breach by it of any agreement or instrument to which it is a party or by which it is bound or any laws, regulations, ordinances, judgments or decrees to which it is subject.